Exhibit 107.1
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

Orrstown Financial Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	(1)	440,000	(2)	$30.35	(1)	$13,354,000	(1)	0.00015310	$2,044.50	(1)
Total Offering Amounts							$0			$2,044.50
Total Fee Offsets										$0
Net Fee Due										$2,044.50

(1) Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rules 457(c) and 457(h)(1) based upon the average of the high and low prices of the Company’s common stock as of May 2, 2025, as reported on the NASDAQ stock market.
(2)Consists of shares of common stock, no par value per share (“Common Stock”), of Orrstown Financial Services, Inc. (the “Company”) reserved for issuance under the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the Plan by reason of any future stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event or change in the Company’s capital stock.